Exhibit 1.01

2013 Conflict Minerals Report

Lowe’s has developed and is implementing a reasonable and documented due diligence process, consistent with the Organisation for Economic Co-operation and Development (“OECD”) Guidelines, to determine the use, source, and origin of columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives that originated in the Democratic Republic of the Congo or an adjoining country Or any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country1 (“Conflict Minerals”) in our global product portfolio. Additionally, we (i) expect our vendors to source materials from socially-responsible suppliers, including valid conflict-free mines, (ii) intend to work closely with our vendors to determine the potential use of Conflict Minerals in our supply chain, and (iii) expect to request our vendors to conduct the necessary due diligence and provide us with proper verification of the source of the materials used in their products.

1.
Due Diligence. For the calendar year 2013, Lowe’s has taken the steps set forth below to exercise due diligence on the source and chain of custody of prospective Conflict Minerals in certain products. Lowe’s implemented the following methodology in accordance with Annex I, 1 - 5 Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain from the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas:

Step 1 - Establish Strong Company Management Systems. Lowe’s adopted a Conflict Minerals Statement and communicated the principles thereof to vendors and the public. Lowe’s assembled a cross functional working group to manage the process of supply chain due diligence to fulfill its reporting and disclosure requirements. This working group implemented a process for establishing the chain of custody and/or traceability of upstream actors, products and materials in the supply chain. The principles of the Lowe’s Conflict Minerals Statement have been included in the Vendor Code of Conduct which applies to all vendors who provide services and goods to Lowe’s or any of its subsidiaries. The Vendor Code of Conduct is publicly available at the following website:
http://www.lowes.com

Additionally, the 2013 Lowe’s Corporate Social Responsibility Report sets forth Lowe’s expectations for its vendors relating to the use of Conflict Minerals in the products they supply Lowe’s and is publicly available at the following website:

http://www.lowes.com/socialresponsibility

Step 2 - Identify and Assess Conflict Mineral Risk in the Supply Chain. The working group met with representatives from various departments within Lowe’s and evaluated the application of the terms “manufacture” and “contract to manufacture” as they could relate to the business of Lowe’s. The working group then identified product groups over which the Company may have sufficient influence in the manufacturing process and that could include Conflict Minerals and mapped the products within the product groups to their respective vendors in the supply chain. During this process the working group evaluated approximately 21,000 products sourced from approximately 1,000 vendors. Thereafter, the working group solicited from certain vendors information regarding the inclusion of Conflict Minerals in the products they supply Lowe’s, including but not limited to, the location or origin of such Conflict Minerals. The working group surveyed these vendors through a reasonable country of origin inquiry process using the Conflict Minerals Reporting Template published by the Conflict Free Sourcing Initiative (formally known as the EICC GeSI Template). The survey population included approximately 3,500 products from approximately 175 vendors. Lowe’s received survey responses from 161 vendors representing approximately 3,400 products, or 95% of the population of products surveyed.

Step 3 - Design and Implement a Strategy to Respond to Identified Conflict Mineral Risks. Based on the Conflict Mineral risks identified in Step 2, the working group (i) analyzed and evaluated the risks, (ii) discussed the risk assessment with various members of management of the Company and (iii) designed and implemented a strategy to manage such risks. This strategy includes the implementation of a standard operating procedure to identify and act on supply chain Conflict Mineral risks. The standard operating procedure includes, but is not limited to, performing testing procedures, performing remediation procedures, conducting post implementation reviews, and identifying and prioritizing opportunities for future improvement.

[1]	Or any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.

Step 4 - Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain. The standard operating procedure referenced in Step 3 provides for the implementation of steps to conduct audits at identified parts of the supply chain.

Step 5 - Report on Supply Chain Due Diligence. Lowe’s is publicly reporting on the results of its supply chain due diligence by filing this Conflict Minerals Report in accordance with Rule 13p-1 as an exhibit to Form SD.

2.
Product Description. Lowe’s determined that (i) it may have sufficient influence in the manufacturing process of products in the product groups listed in Attachment A to this Conflict Minerals Report and (ii) products in such product groups could include Conflict Minerals. Lowe’s intends to continue to conduct due diligence and to refine procedures to attempt to satisfy the goals and values set forth herein.

In accordance with the Instruction (2) to Item 1.01 of Form SD and guidance issued by the Securities and Exchange Commission on April 29, 2014, Lowe’s is not required to submit, and is not submitting, an audit report of this Conflict Minerals Report prepared by an independent private sector auditor with respect to the Conflict Minerals in any of the products included in the product groups listed in Attachment A hereto.

Attachment A

Product Groups

The following product groups may include items that were subject to the due diligence described in the Conflict Minerals Report:

PATIO	BATH FAUCETS
DECORATIVE RUGS	SCREWDRIVERS
COMPRESSORS DIY AND STATIONARY	HAND SAWS
TRIM A TREE	OUTDOOR LIGHTING
LAWN AND GARDEN TOOLS	PAINT TOOLS
WHEELBARROWS AND CARTS	CAULK
DRAPERY HARDWARE	PLUMBING TOOLS
OUTDOOR FASHIONS	PLIERS AND WRENCHES
SOFT WINDOW	CONSTRUCTION ADHESIVES
SMALL PARTS ORGANIZERS	MARKING TOOLS
BATTERY CHARGER AND RADIO	SPECIALTY HAND TOOLS
CORDLESS DRILLS AND COMBO KITS	HAMMER AND PRYBARS
HANDHELD CUTTING AND GRINDING	UTILITY KNIVES
CORDED DRILLS	MECHANICS TOOLS
FLOORING SAWS	CERAMIC TOOLS
GARAGE ORGANIZATION	CHISELS AND FILES
MIRRORS	MOVING SUPPLIES
AIR PURIFIERS	TOOLS CUTLERY
CHANDELIERS	TAPE MEASURES
PAINT SPRAYERS	CEMENT AND MASONRY TOOLS
VANITIES	DRYWALL TOOLS
MINI PENDANTS	BATH DECOR
HUMIDIFIERS	GLOVES AND APPAREL
FLUSHMOUNTS	BATH FANS
VANITY LIGHTING	FLASHLIGHTS
WALL SCONCES	PATIO RUGS
CEILING FANS	FRAMES ART AND CLOCKS
SAFETY EQUIPMENT	MITER SAWS
TOOL STORAGE	WORK SUPPORTS
LANDSCAPE LIGHTING	LEVELS AND SQUARES